Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Jeff Beckman
717-534-7556	717-534-8090

Hershey Reports Fourth-Quarter and Full-Year 2018 Financial Results;
Provides 2019 Outlook

HERSHEY, Pa., January 31, 2019 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the fourth quarter and full year ended December 31, 2018. The company also provided its 2019 reported net sales and earnings outlook.

“I’m pleased that we delivered our 2018 financial commitments and continued to invest in our future growth,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “The strategic investments we are making in our core confection business have resulted in improved retail trends and margins. Our recently acquired snacking brands continue to generate strong growth and delivered against our financial objectives. And our International business generated a record year of profitability. We are excited to build on this momentum in 2019.”

2018 Full-Year Financial Results Summary 1

•	Consolidated net sales of $7,791.1 million, an increase of 3.7%.

•	Constant currency net sales growth of 3.9%, with a 0.2 point headwind from foreign currency exchange.

•	The net impact of acquisitions and divestitures was a 3.6 point benefit to net sales growth.

•	Reported net income of $1,177.6 million, or $5.58 per share-diluted.

•	Adjusted earnings per share-diluted of $5.36, an increase of 14.3%.
1 All comparisons for full year 2018 are with respect to the full year ended December 31, 2017

Fourth-Quarter 2018 Financial Results Summary 2

•	Consolidated net sales of $1,987.9 million, an increase of 2.5%.

•	Constant currency net sales growth of 3.1%, with a 0.6 point headwind from foreign currency exchange.

•	The net impact of acquisitions and divestitures was a 3.0 point benefit to net sales growth.

•	Reported net income of $336.8 million, or $1.60 per share-diluted.

•	Adjusted earnings per share-diluted of $1.26, an increase of 23.5%.
2 All comparisons for the fourth quarter of 2018 are with respect to the fourth quarter ended December 31, 2017

2019 Full-Year Financial Outlook Summary 3

•	Full-year reported net sales are expected to increase in the 1% to 3% range.

•	The net impact of acquisitions and divestitures is estimated to be approximately a 0.5 point benefit.

•	The impact of foreign currency exchange is planned to be negligible based on current exchange rates.

•	Full-year reported earnings per share-diluted are expected to be in the $5.50 to $5.66 range.

•	Full-year adjusted earnings per share-diluted are expected to be in the $5.63 to $5.74 range, an increase of 5% to 7%.
3 All comparisons for full year 2019 are with respect to the full year ended December 31, 2018

Fourth-Quarter 2018 Results
Consolidated net sales were $1,987.9 million in the fourth quarter of 2018 versus $1,939.6 million in the year ago period, an increase of 2.5%. The net impact of acquisitions and divestitures was a 3.0 point benefit, volume was a 0.9 point benefit and net price realization was a 0.8 point headwind. Foreign currency translation was a 0.6 point headwind.

As outlined in the table below, the company’s fourth-quarter 2018 results, as prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items impacting comparability of $56.1 million, or $0.34 per share-diluted. For the fourth quarter of 2017, items impacting comparability totaled $7.0 million, or $0.17 per share-diluted.

Reported gross margin of 47.5% represented an increase of 430 basis points versus the fourth quarter of 2017. Adjusted gross margin was 42.5% in the fourth quarter of 2018, compared to 42.7% in the fourth quarter of 2017, a decrease of 20 basis points. This was driven by higher freight and logistics costs, as well as incremental investments in trade and packaging.

Advertising and related consumer marketing expense declined 13.3% in the fourth quarter of 2018 versus the same period last year. This was consistent with previous quarters and was driven by optimization of emerging brand spend, reductions in agency and production fees, and media efficiency gains including an increased focus on earned, or non-paid media. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing was in line with the fourth quarter of 2017. A continued reduction in general administrative costs was offset by incremental Amplify selling, marketing and administrative expenses and investment in the multi-year implementation of the company’s enterprise resource planning (ERP) system.

Fourth-quarter 2018 reported operating profit was $421.2 million, resulting in an operating margin of 21.2%. Adjusted operating profit of $368.9 million increased 13.1% versus the fourth quarter of 2017. This resulted in an adjusted operating margin of 18.6%, an increase of 180 basis points versus the fourth quarter of 2017 driven by lower selling, marketing and administrative expenses.

The effective tax rate in the fourth quarter of 2018 was 3.6%, a decline of 2,670 basis points versus the fourth quarter of 2017. The adjusted tax rate in the fourth quarter of 2018 was 9.5%, a decline of 560 basis points versus the fourth quarter of 2017. The decline in both the effective and adjusted tax rates was driven primarily by U.S. tax reform.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Derivative Mark-to-Market Gains	$(98.8)	$(7.8)	$(0.43)	$(0.03)
Business Realignment Activities	9.2	(0.4)	0.04	0.01
Acquisition-Related Costs	8.4	—	0.03	—
Pension Settlement Charges Relating to Company-Directed Initiatives	1.4	—	0.01	—
Long-Lived Asset Impairment Charges[1]	28.9	—	0.07	0.03
Impact of U.S. Tax Reform[2]	—	—	(0.04)	0.15
Noncontrolling Interest Share of Business Realignment and Impairment Charges	(5.2)	1.2	(0.02)	0.01
	$(56.1)	$(7.0)	$(0.34)	$0.17
1 There were no pre-tax impairment charges associated with long-lived assets during the three months ended December 31, 2017. However, the long-lived asset impairment charge in the first quarter of 2017 was not treated as a discrete tax item. Therefore, the tax impact was included in the estimated annual effective tax rate resulting in an earnings per share- (EPS) diluted impact for each of the quarters throughout 2017.

2 We recorded a net benefit of $7.8 million during the fourth quarter of 2018, which represents measurement period adjustments to the one-time mandatory tax on previously deferred earnings of non-U.S. subsidiaries. We recorded a net charge of $32.5 million during the fourth quarter of 2017, which includes the estimated impact of the one-time mandatory tax on previously deferred earnings of non-U.S. subsidiaries offset in part by the benefit from revaluation of net deferred tax liabilities based on the new lower corporate income tax rate.

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Twelve Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Derivative Mark-to-Market Gains	$(168.2)	$(35.3)	$(0.72)	$(0.14)
Business Realignment Activities	51.8	69.4	0.18	0.25
Acquisition-Related Costs	44.8	0.3	0.18	—
Pension Settlement Charges Relating to Company-Directed Initiatives	5.5	10.9	0.02	0.02
Long-Lived and Intangible Asset Impairment Charges	57.7	208.7	0.20	0.87
Impact of U.S. Tax Reform	—	—	(0.04)	0.15
Noncontrolling Interest Share of Business Realignment and Impairment Charges	(6.3)	(26.8)	(0.03)	(0.12)
Gain on Sale of Trademark	(2.7)	—	(0.01)	—
	$(17.4)	$227.2	$(0.22)	$1.03

The following are comments about segment performance for the fourth quarter of 2018 versus the year-ago period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America net sales were $1,746.5 million in the fourth quarter of 2018, an increase of 4.3% versus the same period last year. Acquisitions and volume were a 4.8 point and 0.8 point benefit, respectively. Net price realization and foreign currency exchange rates were a 1.1 point and 0.2 point headwind, respectively.

Total Hershey U.S. retail takeaway3 for the 12 weeks ended December 30, 2018, in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores) increased 1.2% versus the prior-year period. Hershey’s U.S. candy, mint and gum (CMG) retail takeaway increased 1.0%, resulting in a market share loss of 22 basis points versus the prior-year period. These results were in line with expectations and outpaced net sales growth during the quarter due to anticipated inventory reductions at key customers.

North America advertising and related consumer marketing declined 13.3% in the fourth quarter of 2018 versus the same period last year. This was consistent with previous quarters and was driven by optimization of emerging brand spend, reductions in agency and production fees, and media efficiency gains, including an increased focus on earned, or non-paid media. Favorable sales, marketing and administrative costs resulted in a segment income increase of 1.8% to $485.7 million in the fourth quarter of 2018, compared to $477.2 million in the fourth quarter of 2017.
3Includes candy, mint, gum, salty snacks, snack bars, meat snacks and grocery items.

International and Other
Fourth-quarter 2018 net sales for Hershey’s International and Other segment decreased 8.9% to $241.4 million. Divestitures and foreign currency exchange rates were a 8.4 point and 3.1 point headwind, respectively. Volume and net price realization were a 1.9 point and 0.7 point benefit, respectively. Combined organic constant currency net sales growth in Mexico, Brazil, India and China was approximately 7%.

International and Other segment income of $8.4 million in the fourth quarter of 2018 compared to segment loss of $15.0 million in the fourth quarter of 2017, an increase of $23.4 million, driven by volume and gross margin increases, as well as selling, marketing and administrative expense reductions as the company continues to execute against its Margin for Growth Program initiatives.

Unallocated Corporate Expense
Hershey's unallocated corporate expense in the fourth quarter of 2018 was $125.3 million, a decrease of $10.8 million versus the same period of 2017. The decline was driven by Margin for Growth Program initiatives to reduce general administrative costs, partially offset by the multi-year implementation of the company’s ERP system.

A reconciliation between reported and constant currency growth rates is provided below:

	Three Months Ended December 31, 2018
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	5.9%	(3.8)%	9.7%
Total North America segment	4.3%	(0.2)%	4.5%

International and Other segment
Mexico	(0.5)%	(4.5)%	4.0%
Brazil	(16.8)%	(13.3)%	(3.5)%
India	15.5%	(12.3)%	27.8%
China[1]	(39.1)%	(2.7)%	(36.4)%
Total International and Other segment	(8.9)%	(3.1)%	(5.8)%

Total Company	2.5%	(0.6)%	3.1%
1 China results reflect the divestiture of the company’s Shanghai Golden Monkey business. Excluding this business, organic constant currency net sales growth was 15% in the fourth quarter of 2018.

	Twelve Months Ended December 31, 2018
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	2.4%	(0.3)%	2.7%
Total North America segment	4.2%	(0.1)%	4.3%

International and Other segment
Mexico	4.3%	(1.9)%	6.2%
Brazil	(4.7)%	(13.1)%	8.4%
India	21.5%	(4.8)%	26.3%
China[1]	(20.5)%	1.0%	(21.5)%
Total International and Other segment	(0.5)%	(1.8)%	1.3%

Total Company	3.7%	(0.2)%	3.9%
1 China results reflect the divestiture of the company’s Shanghai Golden Monkey business. Excluding this business, organic constant currency net sales growth was approximately 7% for the full year 2018.

The company also presents the percentage change in 2018 net sales on a constant currency basis.  To determine this, 2018 net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's average monthly exchange rates in effect during the corresponding period of the prior fiscal year and are compared to the 2017 results translated into U.S. dollars using the same 2017 average monthly exchange rates.

2019 Full-Year Financial Outlook
Full-year reported net sales are expected to increase in the 1% to 3% range. The net impact of acquisitions and divestitures is estimated to be approximately a 0.5 point benefit and the foreign currency exchange rate impact is expected to be minimal based on current exchange rates.

Full-year reported earnings per share-diluted are expected to be in the $5.50 to $5.66 range and adjusted earnings per share-diluted in the $5.63 to $5.74 range, an increase of 5% to 7% versus 2018.

Below is a reconciliation of projected 2019, full-year 2018 and full-year 2017 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2019 (Projected)	2018	2017
Reported EPS – Diluted	$5.50 - $5.66	$5.58	$3.66
Derivative mark-to-market gains	—	(0.72)	(0.14)
Business realignment costs	0.01 - 0.02	0.18	0.25
Acquisition-related costs	0.04 - 0.06	0.18	—
Gain on sale of licensing rights	—	(0.01)	—
Pension settlement charges relating to company-directed initiatives	0.03 - 0.05	0.02	0.02
Long-lived and intangible asset impairment charges	—	0.20	0.87
Impact of U.S. tax reform	—	(0.04)	0.15
Noncontrolling interest share of business realignment and impairment charges	—	(0.03)	(0.12)
Adjusted EPS – Diluted	$5.63 - $5.74	$5.36	$4.69
2019 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expenses in segment results until the related inventory is sold, since we are not able to forecast the impact of the market changes.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on fourth-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment activities, acquisition integration costs, long-lived asset impairment charges, gains and losses associated with mark-to-market commodity derivatives, pension settlement charges relating to company-directed initiatives, the one-time impact of U.S. tax reform and the gain realized on the sale of a trademark. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.
In conjunction with the adoption of ASU No. 2017-07, Compensation-Retirement Benefits (Topic 715), in the first quarter of 2018, the company elected to discontinue its practice of excluding the non-service related components of its net periodic benefit cost in deriving its non-GAAP financial measures, with a minor exception. Historically, the company excluded from its non-GAAP results the following components relating to its pension benefit plans: interest cost, expected return on plan assets, amortization of net loss (gain), and settlement and curtailment charges. The company did not historically exclude from its non-GAAP results the non-service related components relating to its other post-retirement benefit plans. Starting with the first quarter of 2018, the company will continue to exclude from its non-GAAP results the portion of pension settlement and/or curtailment charges relating to company-directed initiatives, such as significant business realignment events and benefit plan terminations or amendments. As a result of this change in the composition of the company's non-GAAP financial measures, the 2017 comparative information presented below provides the reconciliation of the revised non-GAAP measures, to their nearest comparable U.S. GAAP (reported) measures, which reflect the reclassifications required by the adoption of Topic 715.

The revision in the company’s determination of non-GAAP earnings resulted in a reduction of $0.01 to adjusted earnings per share-diluted from $1.03 to $1.02 for the three months ended December 31, 2017 and a reduction of $0.07 to adjusted earnings per share-diluted from $4.76 to $4.69 for the full year ended December 31, 2017.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
In thousands except per share data	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Reported gross profit	$944,352	$837,241	$3,575,325	$3,455,376
Derivative mark-to-market gains	(98,799)	(7,806)	(168,263)	(35,292)
Business realignment activities	(2,778)	(1,328)	11,323	5,147
Acquisition-related costs	1,207	—	6,194	—
Non-GAAP gross profit	$843,982	$828,107	$3,424,579	$3,425,231

Reported operating profit	$421,165	$334,216	$1,623,664	$1,313,409
Derivative mark-to-market gains	(98,799)	(7,806)	(168,263)	(35,292)
Business realignment activities	9,157	(340)	51,827	69,359
Acquisition-related costs	8,416	—	44,829	311
Long-lived and intangible asset impairment charges	28,912	—	57,729	208,712
Gain on sale of licensing rights	—	—	(2,658)	—
Non-GAAP operating profit	$368,851	$326,070	$1,607,128	$1,556,499

Reported provision for income taxes	$12,370	$78,840	$239,010	$354,131
Derivative mark-to-market gains*	(7,377)	(2,020)	(15,778)	(4,746)
Business realignment activities*	(806)	(351)	12,961	18,337
Acquisition-related costs*	1,846	—	9,105	118
Pension settlement charges relating to Company-directed initiatives*	355	—	1,347	4,148
Long-lived and intangible asset impairment charges**	13,732	(5,972)	15,875	23,292
Impact of U.S. tax reform	7,754	(32,467)	7,754	(32,467)
Gain on sale of licensing rights*	—	—	(1,203)	—
Non-GAAP provision for income taxes	$27,874	$38,030	$269,071	$362,813

Reported net income	$336,791	$181,133	$1,177,562	$782,981
Derivative mark-to-market gains	(91,422)	(5,786)	(152,485)	(30,546)
Business realignment activities	9,963	11	38,866	51,022
Acquisition-related costs	6,570	—	35,724	193
Pension settlement charges relating to Company-directed initiatives	1,082	—	4,108	6,796
Long-lived and intangible asset impairment charges	15,180	5,972	41,854	185,420
Impact of U.S. tax reform	(7,754)	32,467	(7,754)	32,467
Noncontrolling interest share of business realignment and impairment charges	(5,191)	1,172	(6,348)	(26,795)
Gain on sale of licensing rights	—	—	(1,455)	—
Non-GAAP net income	$265,219	$214,969	$1,130,072	$1,001,538

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Reported EPS - Diluted	$1.60	$0.85	$5.58	$3.66
Derivative mark-to-market gains	(0.43)	(0.03)	(0.72)	(0.14)
Business realignment activities	0.04	0.01	0.18	0.25
Acquisition-related costs	0.03	—	0.18	—
Pension settlement charges relating to Company-directed initiatives	0.01	—	0.02	0.02
Long-lived and intangible asset impairment charges	0.07	0.03	0.20	0.87
Impact of U.S. tax reform	(0.04)	0.15	(0.04)	0.15
Noncontrolling interest share of business realignment and impairment charges	(0.02)	0.01	(0.03)	(0.12)
Gain on sale of licensing rights	—	—	(0.01)	—
Non-GAAP EPS - Diluted	$1.26	$1.02	$5.36	$4.69

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate.
** There were no pre-tax impairment charges associated with long-lived assets during the three months ended December 31, 2017. However, the long-lived asset impairment charge in the first quarter of 2017 was not treated as a discrete tax item. Therefore, the tax impact was included in the estimated annual effective tax rate resulting in an EPS-diluted impact for each of the quarters throughout 2017.
In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
As reported gross margin	47.5%	43.2%	45.9%	46.0%
Non-GAAP gross margin (1)	42.5%	42.7%	44.0%	45.6%

As reported operating profit margin	21.2%	17.2%	20.8%	17.5%
Non-GAAP operating profit margin (2)	18.6%	16.8%	20.6%	20.7%

As reported effective tax rate	3.6%	30.3%	17.0%	31.9%
Non-GAAP effective tax rate (3)	9.5%	15.1%	19.2%	26.7%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:
Mark-to-Market (Gains) Losses on Commodity Derivatives: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability.  During the first quarter of 2017, we commenced the Margin for Growth Program to drive continued net sales, operating income and earnings per share-diluted growth over the next several years.  This program is focused on improving global efficiency and effectiveness, optimizing the company’s supply chain, streamlining the company’s operating model and reducing administrative expenses to generate long-term savings.   For the three- and twelve-month periods of 2018, business realignment charges related primarily to severance expenses, accelerated depreciation and other third-party costs related to this program. For the three- and twelve-month periods of 2017, business realignment charges related primarily to severance expenses, other third-party advisory costs and non-cash accelerated depreciation expense related to this program, in addition to severance expenses incurred under a voluntary separation plan included within the Operational Optimization Program, a program commenced in 2016 to optimize our production and supply chain network, including the integration of the China sales force and consolidation of production within certain facilities in China and North America.

Acquisition-Related Costs: Costs incurred during the three- and twelve-month periods of 2018 included consultant fees incurred to affect the Amplify and Pirate Brands acquisitions, as well as other costs relating to the integration of the businesses. Costs incurred during 2017 related to the integration of the 2016 acquisition of Ripple Brand Collective, LLC as we incorporate this business into our operating practices and information systems.

Pension Settlement Charges Relating to Company-Directed Initiatives: During the three- and twelve-month periods of 2018, settlement charges in our hourly defined benefit plan were triggered by lump sum withdrawals by employees retiring or leaving the Company under a voluntary separation plan included within the Operational Optimization Program. In 2017, settlement charges were also triggered in the pension plan benefiting our employees in Puerto Rico as a result of lump sum distributions and the purchase of annuity contracts relating to the termination of this plan.

Long-Lived and Intangible Asset Impairment Charges: During the three- and twelve-month periods of 2018, we recorded long-lived asset impairment charges to adjust the long-lived asset values within certain disposal groups. These charges represent the excess of the disposal groups' carrying values, including the related currency translation adjustment amounts realized or to be realized upon completion of the sales, over the sales values less costs to sell for the respective businesses. In 2017, in conjunction with the Margin for Growth Program, we wrote-down certain intangible assets and property, plant and equipment.

Impact of U.S. Tax Reform: In connection with the enactment of The U.S. Tax Cuts and Jobs Act (U.S. tax reform), in December 2018 we recorded a net benefit of $7.8 million as a measurement period adjustment to the one-time mandatory tax on previously deferred earnings of non-U.S. subsidiaries. In December 2017, we recorded a net charge of $32.5 million during the fourth quarter of 2017, which included the estimated impact of the one-time mandatory tax on previously deferred earnings of non-U.S. subsidiaries offset in part by the benefit from revaluation of net deferred tax liabilities based on the new lower corporate income tax rate.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Gain on Sale of Licensing Rights: In 2018, we recorded a gain on the sale of licensing rights for a non-core trademark relating to a brand marketed outside of the United States.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2017. All information in this press release is as of December 31, 2018. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended December 31, 2018 and December 31, 2017
(unaudited) (in thousands except per share amounts)

			Fourth Quarter		Twelve Months
			2018	2017	2018	2017

Net sales			$1,987,902	$1,939,636	$7,791,069	$7,515,426
Cost of sales			1,043,550	1,102,395	4,215,744	4,060,050
Gross profit			944,352	837,241	3,575,325	3,455,376

Selling, marketing and administrative expense			486,036	505,280	1,874,829	1,885,492
Long-lived and intangible asset impairment charges			28,912	—	57,729	208,712
Business realignment costs			8,239	(2,255)	19,103	47,763

Operating profit			421,165	334,216	1,623,664	1,313,409
Interest expense, net			37,630	25,826	138,837	98,282
Other (income) expense, net			39,565	48,001	74,766	104,459

Income before income taxes			343,970	260,389	1,410,061	1,110,668
Provision for income taxes			12,370	78,840	239,010	354,131

Net income including noncontrolling interest			331,600	181,549	1,171,051	756,537

Less: Net (loss) income attributable to noncontrolling interest			(5,191)	416	(6,511)	(26,444)
Net income attributable to The Hershey Company			$336,791	$181,133	$1,177,562	$782,981

Net income per share	- Basic	- Common	$1.65	$0.88	$5.76	$3.79
	- Diluted	- Common	$1.60	$0.85	$5.58	$3.66
	- Basic	- Class B	$1.50	$0.80	$5.24	$3.44

Shares outstanding	- Basic	- Common	149,402	150,487	149,379	151,625
	- Diluted	- Common	211,060	212,596	210,989	213,742
	- Basic	- Class B	60,614	60,620	60,614	60,620

Key margins:
Gross margin			47.5%	43.2%	45.9%	46.0%
Operating profit margin			21.2%	17.2%	20.8%	17.5%
Net margin			16.9%	9.3%	15.1%	10.4%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended December 31, 2018 and December 31, 2017
(unaudited) (in thousands of dollars)

	Fourth Quarter			Twelve Months
	2018	2017	% Change	2018	2017	% Change
Net sales:
North America	$1,746,456	$1,674,636	4.3%	$6,901,607	$6,621,173	4.2%
International and Other	241,446	265,000	(8.9)%	889,462	894,253	(0.5)%
Total	$1,987,902	$1,939,636	2.5%	$7,791,069	$7,515,426	3.7%

Segment income:
North America	$485,737	$477,164	1.8%	$2,020,082	$2,044,218	(1.2)%
International and Other	8,383	(14,959)	(156.0)%	73,762	11,532	539.6%
Total segment income (1)	494,120	462,205	6.9%	2,093,844	2,055,750	1.9%
Unallocated corporate expense (2)	125,269	136,135	(8.0)%	486,716	499,251	(2.5)%
Mark-to-market adjustment for commodity derivatives (3)	(98,799)	(7,806)	NM	(168,263)	(35,292)	376.8%
Long-lived and intangible asset impairment charges	28,912	—	NM	57,729	208,712	(72.3)%
Costs associated with business realignment initiatives	9,157	(340)	NM	51,827	69,359	(25.3)%
Acquisition-related costs	8,416	—	NM	44,829	311	NM
Gain on sale of licensing rights	—	—	NM	(2,658)	—	NM
Operating profit	421,165	334,216	26.0%	1,623,664	1,313,409	23.6%
Interest expense, net	37,630	25,826	45.7%	138,837	98,282	41.3%
Other (income) expense, net	39,565	48,001	(17.6)%	74,766	104,459	(28.4)%
Income before income taxes	$343,970	$260,389	32.1%	$1,410,061	$1,110,668	27.0%

(1) Segment income for the three and twelve months ended December 31, 2017 have been revised to conform to the current definition of segment income, which has been updated for the exclusion of certain pension-related costs.
(2) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(3) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative (gains) losses.
NM - not meaningful

	Fourth Quarter		Twelve Months
	2018	2017	2018	2017
Segment income as a percent of net sales:
North America	27.8%	28.5%	29.3%	30.9%
International and Other	3.5%	(5.6)%	8.3%	1.3%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2018 and December 31, 2017
(in thousands of dollars)

Assets	2018	2017
	(unaudited)
Cash and cash equivalents	$587,998	$380,179
Accounts receivable - trade, net	594,145	588,262
Inventories	784,879	752,836
Prepaid expenses and other	272,159	280,633

Total current assets	2,239,181	2,001,910

Property, plant and equipment, net	2,130,294	2,106,697
Goodwill	1,801,103	821,061
Other intangibles	1,278,292	369,156
Other assets	252,984	251,879
Deferred income taxes	1,166	3,023

Total assets	$7,703,020	$5,553,726

Liabilities and Stockholders' Equity

Accounts payable	$502,314	$523,229
Accrued liabilities	679,163	676,134
Accrued income taxes	33,773	17,723
Short-term debt	1,197,929	559,359
Current portion of long-term debt	5,387	300,098

Total current liabilities	2,418,566	2,076,543

Long-term debt	3,254,280	2,061,023
Other long-term liabilities	446,048	438,939
Deferred income taxes	176,860	45,656

Total liabilities	6,295,754	4,622,161

Total stockholders' equity	1,407,266	931,565

Total liabilities and stockholders' equity	$7,703,020	$5,553,726